Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Inc. Announces Completion of Notes Offering and

Initial Settlement of Tender Offer

PITTSBURGH, Jan. 25, 2017 – Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc. (NYSE: KOP), announced today the successful completion of its previously announced private offering of $500 million aggregate principal amount of 6.00% Senior Notes due 2025 (the “2025 Notes”) and the initial settlement of its previously announced cash tender offer (the “Tender Offer”) for any and all of its 7.875% Senior Notes due 2019 (the “2019 Notes”).

Koppers Chief Financial Officer Michael Zugay said, “We’re very pleased to finalize these important financing transactions. The successful completion of these recent undertakings reduces our overall average borrowing costs, locks in a lower fixed interest rate in an uncertain rate environment and transfers previously secured debt to unsecured debt. Additionally, these transactions will strengthen our balance sheet as part of advancing our company’s strategy to be the global leader in wood-based technologies.”

Koppers Inc. accepted for purchase today an aggregate principal amount of $292,427,000 of 2019 Notes, representing approximately 97.5% of the 2019 Notes previously outstanding, in an initial settlement pursuant to the terms of the Tender Offer. Koppers Inc. also today called for redemption all 2019 Notes that remain outstanding following completion of the Tender Offer and concurrently satisfied and discharged its remaining obligations under the indenture governing the 2019 Notes. The redemption date for the 2019 Notes is February 24, 2017. Koppers Inc. used a portion of the net proceeds from the offering of the 2025 Notes to fund the initial settlement of the Tender Offer and the related redemption. The Tender Offer will expire at 11:59 p.m., New York City time, on February 2, 2017, unless extended.

Koppers Inc. used the remaining net proceeds from the offering of the 2025 Notes, together with additional borrowings under its existing revolving credit facility, to repay the outstanding balance of its existing term loan in full.

The 2025 Notes are being offered by the initial purchasers only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The 2025 Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, registration requirements.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, the 2025 Notes or any other securities, and is neither an offer to purchase nor a solicitation of an offer to sell any 2019 Notes or any other securities. The Tender Offer and related consent solicitation is being made only by, and pursuant to, the offer to purchase and consent solicitation statement and related letter of transmittal and consent. In addition, this news release does not constitute a notice of redemption of the 2019 Notes under the optional redemption provisions of the indenture governing the 2019 Notes. The redemption of 2019 Notes is being made only by, and pursuant to the terms of, a formal notice of redemption, dated January 25, 2017, which has been delivered to the holders of 2019 Notes.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

Safe Harbor Statement

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other news releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.